Exhibit 10.3
GSI Commerce, Inc.
Leadership Team Deferral Plan

Contents

		Page
Article 1.	Plan Effective Date and Purpose	1
Article 2.	Definitions	1-6
Article 3.	Administration	6
Article 4.	Eligibility and Participation	6-7
Article 5.	Elective Deferrals	8-10
Article 6.	Discretionary Awards	10
Article 7.	Distribution Rules	10-11
Article 8.	Acceleration of Payments	12
Article 9.	Deferred Compensation Accounts	13-14
Article 10.	Rights of Participants	14
Article 11.	Withholding of Taxes	15
Article 12.	Amendment and Termination	15-16
Article 13.	Miscellaneous	16-17
Appendices A&B.

GSI Commerce, Inc.
Leadership Team Deferral Plan
(As amended and restated effective effective March 5, 2008)
Article 1. Plan Effective Date and Purpose
1.1 Effective Date. The Company established the Plan originally effective as of July 1, 2006. The Company hereby amends and restates the Plan in its entirety effective effective March 5, 2008.
1.2 Purpose. The Plan is a deferred compensation plan for key employees the primary purpose of which is to provide certain key employees of the Company, its subsidiaries, and affiliates with deferred cash awards and the opportunity to voluntarily defer a portion of their Compensation, in each case subject to the terms of the Plan. By adopting the Plan, the Company desires to enhance its ability to attract and retain employees of outstanding competence. This Plan is intended to comply with the requirements of Section 409A and shall be interpreted in a manner consistent with the requirements of Section 409A.
Article 2. Definitions
2.1 “Account Balance Plan” means any non-qualified deferred compensation account balance plan (as defined in §31.3121(v)(2)-1(c)(1)(ii)(A) of the Treasury Regulations) that would be aggregated with the Plan for purposes of Section 409A.
2.2 “Affiliate” means for purposes of determining whether a “Change in Control” has occurred: (a) any corporation (other than the Company) in an unbroken ownership chain of corporations ending with the Company, provided each corporation in the unbroken ownership chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such ownership chain, and (b) any corporation (other than the Company) in an unbroken ownership chain of corporations beginning with the Company, provided each corporation (other than the last corporation) in the unbroken ownership chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such ownership chain. The Board shall have the authority to determine (x) the time or times at which the ownership tests are applied, and (y) whether “Affiliate” includes entities other than corporations within the foregoing definition.
2.3 “Board” means the Board of Directors of the Company.
2.4 “Bonus” means any cash incentive award based on an assessment of performance, payable by the Company to a Participant with respect to the Participant’s services during a Year, including, but not limited to, amounts awarded under the Company’s Leadership Bonus Plan for that Year, and excluding, specifically: (a) any RSU Awards or other equity-based incentive awards, and (b) any Discretionary Award.
2.5 “Change in Control” shall mean any of the following events:
     (a) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction, which is covered by Section 2.5(b). Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company from the Company by an investor, any affiliate (as such term is defined in Rule 405 of the Securities Act) thereof or any other Exchange Act Person in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;
     (b) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;
     (c) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur;
     (d) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or
     (e) individuals who, on the date this Plan is adopted by the Board are directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the directors; provided, however, that if the appointment or election (or nomination for election) of any new director was approved or recommended by a majority vote of the Incumbent Board, such new director shall, for purposes of this Plan, be considered a member of the Incumbent Board.
     (f) The term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.
2.6 “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.
2.7 “Committee” means the Compensation Committee of the Board or any other successor committee appointed by the Board.

2.8 “Company” means GSI Commerce, Inc.
2.9 “Company Stock Measurement Fund” shall mean the Measurement Fund which shall be deemed invested in the Company’s common stock. Participants will have no rights as stockholders of the Company with respect to allocations made to their Participant Accounts which are deemed invested in the Company Stock Measurement Fund.
2.10 “Compensation” means the gross Salary, Bonus, RSU Awards, Discretionary Awards, and any other payments eligible for deferral under the Plan, which are payable to a Participant with respect to services performed during a Year.
2.11 “Dependent” means the Participant’s dependent as defined in Section 152 of the Code without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B) of the Code.
2.12 “Disability” will mean that a Participant is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company. Determinations of Disability shall be made by the Committee in a manner consistent with its definition as provided in Section 409A.
2.13 “Discretionary Award” means any cash award deferred under the Plan pursuant to Article 6.
2.14 “Election Form” means a form completed by a Participant (including an electronic form via a pre-established website developed for such purpose) pursuant to which he or she elects to participate in the Plan as described in Article 4.
2.15 “Elective Cash Deferral Account” means the portion of the Participant’s Account reflecting elective deferrals of Salary and/or Bonus amounts under Article 5 which shall be credited with each amount deferred under Article 5 as of the date that such amount otherwise would have become due and payable to the Participant.
2.16 “Entity” means for purposes of determining whether a “Change in Control” has occurred: a corporation, partnership, limited liability company or other entity.
2.17 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
2.18 “Exchange Act” means the Securities Exchange Act of 1934, as amended.
2.19 “Exchange Act Person” means for purposes of determining whether a “Change in Control” has occurred: any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (a) the Company or any Affiliate, (b) any employee benefit plan of the Company or any Affiliate or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Affiliate, (c) an underwriter temporarily holding securities pursuant to an offering of such securities, (d) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (e) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of June 30, 2005, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.
2.20 “Key Employee” means an employee that meets any of the following requirements of at any time during the 12-month period ending on December 31st (the “Key Employee Identification Date”):
     (a) An officer of the Company having an annual compensation greater than $145,000 (in 2007), as adjusted at the same time and in the same manner as under Section 415(d) of the Code. Not more than fifty (50) employees or, if less, the greater of three (3) employees or ten percent (10%) of the Company’s employees shall be considered as officers for purposes of this subsection;
     (b) A five percent owner of the Company; or
     (c) A one percent owner of the Company having an annual compensation from the Company of more than $150,000.
Whether an employee is a five percent owner or a one percent owner of the Company shall be determined in accordance with Section 416(i)(1)(B) of the Code.
2.21 “Measurement Fund” shall mean, as applicable, one or more of the hypothetical mutual fund, phantom investment or other methods selected by the Committee for the purpose of providing the basis on which gains and losses shall be attributed to Participant Account balances under Article 10 of the Plan.
2.22 “Non-Elective Account” means the portion of the Participant’s Account established for a Participant on whose behalf an award has been made under Article 6, which shall be credited with each such award as of the effective date of such award, as determined by the Committee.
2.23 “Own,” “Owned,” “Owner,” or “Ownership” means the following for purposes of determining whether a “Change in Control” has occurred: a person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
2.24 “Participant” means a Company employee that has received notification of his or her eligibility to participate in the Plan and the Plan enrollment materials or instructions for participation in the Plan.
2.25 “Participant Account” means the individual bookkeeping account established and maintained by the Company in the name of each Participant by or on behalf of whom deferrals have been made under Article 5 or Article 6 herein.
2.26 “Performance-Based Compensation” means Compensation that meets the requirements of performance-based compensation specified in Section 409A(a)(4)(B)(iii) of the Code and its regulations and other guidance promulgated thereunder. Performance-Based Compensation shall be designated as such by the Company as contingent upon the satisfaction of performance goals that must relate to services performed by the Participant during a designated incentive period of at least twelve (12) consecutive months, the performance goals must be preestablished by the Company in writing no later than 90 days after the commencement of the performance period, and the outcome must be substantially uncertain at the time the criteria are established.

2.27 “Plan” means this GSI Commerce, Inc. Leadership Team Deferral Plan.
2.28 “Plan Year” or “Year” means the calendar year.
2.29 “RSU Account” shall mean (i) the sum of all of a Participant’s RSU Deferral Amounts, plus (ii) the hypothetical deemed investment earnings and losses credited or charged in accordance with all the applicable provisions of this Plan that relate to the Participant’s RSU Deferral Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s RSU Account.
2.30 “RSU Award” shall mean any restricted stock unit award granted by the Company to a Participant which is eligible to be deferred under the Plan.
2.31 “RSU Deferral Amount” shall be the amount determined in accordance with Sections 4.5 and 10.5.
2.32 “Salary” means all regular, basic wages, before reduction for amounts deferred or contributed pursuant to the Plan or any other plan of the Company, otherwise payable in cash to a Participant for services to be rendered, exclusive of any Bonus, Discretionary Awards, other special fees, awards, or incentive compensation, allowances, or amounts designated by the Company as payment toward or reimbursement of expenses. Notwithstanding the foregoing, all such amounts deferred or contributed to all Company plans will be included in calculating Salary that may be deferred under the Plan only to the extent that the Participant’s contributions, deferrals and the Company related withholding obligations under all Company plans, including the Plan, do not exceed 100% of the Participant’s total Compensation.
2.33 “Section 409A” means Internal Revenue Code Section 409A and any regulations and other applicable guidance promulgated thereunder.
2.34 “Securities Act” means the Securities Act of 1933, as amended.
2.35 “Specified Date” means the elected future specified payout date selected by a Participant on an Enrollment Form that may occur no earlier than one (1) year following the end of the Plan Year in which the Compensation to be deferred is earned.
2.36 “Specified Date Deferral Election” means an election to receive payout of Compensation deferred under the Plan on a Specified Date.
2.37 “Specified Employee” means for purposes of this Plan, and in accordance with Section 409A, a Key Employee of a corporation any stock in which is publicly traded on an established securities market or otherwise on the date of the Termination of Service. If a person is a Key Employee, the person is treated as a Specified Employee for the 12-month period beginning on the April 1st that first follows the Key Employee Identification Date.
2.38 “Termination of Service” means a Participant’s “separation from service” for purposes of Section 409A from the Company and its subsidiaries and affiliates for any reason. The determination of whether a Participant has had a Termination of Service shall be made in a manner consistent with Section 409A and the following provisions to the extent applicable:
     (a) While a Participant is on military leave, sick leave, or other bona fide leave of absence authorized by the Company (such as temporary employment by the government) if the period of such leave does not exceed six months, or if longer, so long as the Participant’s right to reemployment with the Company is provided either by statute or by contract, the Participant shall continue to be considered employed and Compensation shall continue to be withheld in accordance with the Participant’s deferral election during such leave of absence. If a Participant’s period of leave of absence exceeds six months and the Participant’s right to reemployment is not provided either by statute or by contract, the Participant’s employment relationship will be deemed to terminate so that the Participant shall have a Termination of Service on the first date immediately following such six-month period. The Participant’s deferral election shall be cancelled as soon as administratively practicable following such Termination of Service and the Participant’s distribution will commence in accordance with the provisions of Sections 5.5 and 5.6.
     (b) If the Participant provides insignificant services to the Company, the Participant will be deemed to have incurred a Termination of Service. For this purpose, a Participant is considered to be providing insignificant services if he or she provides services at an annual rate that is less than twenty percent of the services rendered by such individual, on average, during the immediately preceding three calendar years of employment (or such lesser period of employment) or the annual remuneration for such services is less than twenty percent of the average annual remuneration earned during the final three full calendar years of employment (or such lesser period of employment).
     (c) If a Participant continues to provide services to the Company in a capacity other than as an employee, the Participant will not be deemed to have a Termination of Service if the Participant is providing services at an annual rate that is at least fifty percent of the services rendered by such individual, on average, during the immediately preceding three calendar years of employment (or such lesser period of employment) and the annual remuneration for such services is at least fifty percent of the average annual remuneration earned during the final three full calendar years of employment (or such lesser period of employment).
     (d) If a Participant serves the Company as both a member of the Board and an employee, to the extent required by Section 409A, upon Participant’s severing of employment with the Company, a Termination of Service will occur, notwithstanding that the Participant continues to provide services as a member of the Board.
2.39 “Unforeseeable Emergency” means a severe financial hardship of the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary or the Participant’s Dependent; loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. “Unforeseeable Emergency” may include, for example, the imminent foreclosure of or eviction from the Participant’s primary residence or the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication and the need to pay for the funeral expenses of a spouse, beneficiary or Dependent.
Article 3. Administration
3.1 The Committee. The Plan shall be administered by the Committee. The members of the Committee shall be appointed by, and shall serve at the discretion of, the Board. The Committee shall also have the authority, as it determines in its sole discretion to be necessary or appropriate, to administer under the provisions of this Plan, and in a manner consistent with the provisions of such other plans, any grants and awards made under any other plans of the Company that are deferred under this Plan.

3.2 Authority of the Committee. Except as limited by law or by the Company’s Certificate of Incorporation or Bylaws, and subject to the provisions herein, the Committee shall have authority to make all determinations that may be necessary or advisable for the administration of the Plan. This includes but is not limited to Plan eligibility, terms and provisions and operations. As permitted by law, the Committee may delegate any of its authority granted under the Plan to such other person or entity it deems appropriate, including but not limited to, senior management of the Company.
3.3 Guidelines. Subject to the provisions herein, the Committee may adopt written guidelines for the implementation and administration of the Plan.
3.4 Decisions Binding. All determinations and decisions of the Committee arising under the Plan shall be final, binding, and conclusive upon all parties.
3.5 Claim Procedures. The claims procedures set forth on Appendix A and Appendix B shall apply for all benefits payable under the Plan. The Committee is the “Plan Administrator” for purposes of the Plan’s claims procedures.
Article 4. Eligibility and Participation
4.1 Eligibility. Subject to Section 4.2, employees of the Company, its subsidiaries and affiliates eligible to be selected to participate in the Plan during any Plan Year generally include level 1, 2 and 3 executive employees, vice presidents and directors, as determined by the Company’s compensation structure for a given Plan Year, and any other executive employees that the Committee designates as eligible to participate in the Plan. Further, the Committee may place such additional limitations on eligibility, as it deems necessary and appropriate under the circumstances.
4.2 Participation. The Committee based upon the criteria set forth in Sections 4.1 herein shall determine which eligible employees may participate in the Plan during any Year. An eligible employee who is selected to participate in the Plan shall be so notified in writing and delivered the Plan enrollment materials or instructions. Notwithstanding any other provisions of this Plan, each employee that is selected as an eligible Participant for a Plan Year shall continue to be eligible to participate in this Plan in future Plan Years as long as such employee remains in a designated eligible position. A Participant who has had a Termination of Service is no longer eligible to participate in the Plan. A Participant may not defer Compensation otherwise payable to the Participant with respect to the period on or after his or her Termination of Service. In the event a Participant selected to participate in the Plan on an elective basis has not had a Termination of Service but no longer meets the criteria for participation, such individual shall retain all the rights described under the Plan, except the right to make any deferrals for future Plan Years, until such time that such individual again meets the criteria for participation and is notified of his or her eligibility to participate in the Plan.
4.3 Initial Year Participation Elections. Except as provided in Section 5.3 for Performance-Based Compensation and in Section 4.5 for RSU Awards, in order to defer compensation attributable to services performed during the Year that the Participant first becomes eligible to participate in the Plan, within thirty (30) calendar days of first becoming eligible to participate, the eligible Participant must submit his or her enrollment elections in accordance with the enrollment procedures established by the Committee, which may include completing an Election Form and delivering it to the Committee or its designee. For purposes of the initial eligibility election, a Participant that previously ceased to be eligible to participate in the Plan will also be treated as being initially eligible to participate in the Plan if the Participant has not been eligible to participate in the Plan (other than the accrual of earnings) at any time during the 24-month period ending on the date the Participant again becomes eligible to participate in the Plan.

The initial deferral election will not be effective with respect to compensation attributable to services performed prior to the filing of the election, is irrevocable once submitted, and will take effect as soon as administratively possible following the filing of the election. Unless the eligible Participant’s election can comply with the requirements in Section 5.3 for Performance—Based Compensation, any deferral of annual Bonus to be received with respect to such initial Year of eligibility shall be limited to a fraction of such annual Bonus, with the numerator of the fraction being the number of days remaining in the performance period after the Election Form is delivered and the denominator of which is the total number of days in the performance period. The deferral election cannot be for the first Year that the Participant first becomes eligible to participate in the Plan if the Participant previously was eligible to participate in any other Account Balance Plan.
4.4 Subsequent Year Participation Elections. If a Participant does not elect to participate in the Plan during the initial Year that he or she first becomes eligible to participate, then in order for such Participant to participate in the Plan during subsequent Years, except as provided in Section 5.3 for Performance-Based Compensation and in Section 4.5 for RSU Awards, the Participant must complete an Election Form and deliver it to the Committee or its designee during the Plan enrollment period preceding the Year for which the new election will begin to apply. The deferral election will be effective with respect to compensation attributable to services performed by such Participant beginning on the following January 1st.
4.5 Deferral of RSU Awards. Nowithstanding anything to the contrary set forth herein, and subject to any terms and conditions imposed by the Committee, Participants may elect to defer RSU Awards under the Plan if the following conditions are met: (a) the deferral Election Form must be completed and signed by the Participant and timely delivered to the Committee or its designee no later than thirty (30) days following the grant date of the RSU Award, and (b) such RSU Award must not vest any earlier than thirteen (13) months following the grant date. Alternatively, Participants may elect to defer RSU Awards under the Plan only if such deferral election is otherwise made in compliance with the requirements of Section 409A of the Code and the regulations and other guidance thereunder, and accepted by the Committee or its designee.
4.6 Participation Election Irrevocability, Duration and Changes. Except as permitted under Section 8.2, any deferral election made for a Year shall be irrevocable with respect to such Year once it is submitted and is unique to that Year. In order to participate in subsequent Years, a Participant must make a new deferral election by filing with the Committee a new Election Form during the Plan enrollment period preceding the Year for which the new deferral election will begin to apply.
4.7 No Right to Participate. No employee shall have the right to be selected as a Participant, or having been so selected for any given Year, to be selected again as an eligible Participant for any other Year.
Article 5. Elective Deferrals
5.1 Amount That May Be Deferred. In accordance with rules established by the Committee, a Participant may elect to defer, in any Year, up to one hundred percent (100%) of eligible components of Compensation, including, but not limited to, Salary, Bonus and RSU Awards. The Committee, in its sole discretion, may designate which components of Compensation are eligible for deferral elections under the Plan, the minimum amount or increments of any single eligible component of Compensation which may be deferred in any Year, and establish any other limitations as it deems appropriate in any Year.
5.2 Timing of Deferral Elections and Withholding. An election to defer a component of Compensation permitted by the Committee to be deferred by a Participant under the Plan shall generally be given effect in accordance with the timing rules specified in Sections 4.3 and 4.4 above and in compliance with Section 409A. For each Plan Year, the Salary portion of the deferral amount shall be withheld from each regularly scheduled Salary payroll in equal amounts over each pay period, as adjusted from time to time for increases and decreases in Salary. The Bonus and any other portion of the deferral amount shall be withheld at the time the Bonus or other deferred amount otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself.
5.3 Deferrals of Performance-Based Compensation. Notwithstanding anything to the contrary set forth herein, for deferrals of Performance-Based Compensation, the Participant may file an Election Form with the Committee or its designee at any time up to the date that is at least six (6) months before the end of the performance period, provided that (A) such compensation has not yet become readily ascertainable, and (B) the Participant has performed services continuously from the later of (i) the beginning of the performance period, or (ii) the date the performance goals are established, through the date of filing of the Election Form, each to the extent required by Treas. Reg. 1.409A-2(a)(8) and other applicable guidance.
5.4 Content of Deferral Election. All deferral elections shall be made on an Election Form as described herein. Participants shall make the following irrevocable elections at those times:
     (a) The percentage to be deferred with respect to each eligible component of Compensation for the Year:
     (b) The length of the deferral period with respect to each eligible component of Compensation, pursuant to the terms of Section 5.5 herein; and
     (c) The form of payment to be made to the Participant at the end of the deferral period(s), pursuant to the terms of Section 5.6 herein.
     If the Participant does not make a valid election regarding the length of deferral period or form of payment on the Election Form, the deferred amounts will be distributed in accordance with the default provisions described in Sections 5.5(d) and 5.6(c) below. Notwithstanding the amounts requested to be deferred pursuant to subparagraph (a) above, the limits on deferrals determined under Section 5.1 herein shall apply to the requested deferrals each Year.
5.5 Length of Deferral.
     (a) The deferral periods elected by each Participant with respect to deferrals of Compensation (and accumulated investment gains and losses thereon) for any Year shall be either (A) a Specified Date, or (B) the date of the Participant’s Termination of Service. Notwithstanding any election made by a Participant to commence distributions on a Specified Date, Plan distributions shall earlier commence in the event of the Participant’s Termination of Service prior to such later Specified Date. Therefore, either a lump sum distribution shall be paid, or installment payments shall commence, no later than the Participant’s Termination of Service in accordance with Section 5.6 and the form of payment selected by the Participant on the Election Form.
     (b) Notwithstanding the deferral periods elected by a Participant on the Election Form, in the event the Participant’s service with the Company is terminated by reason of the Participant’s death or Disability, or the Participant is receiving installment payments and dies or becomes Disabled prior to payment of all such installments, payment of deferred amounts and accumulated investment gains or losses thereon will be accelerated and made to the Participant or his or her beneficiary in a single lump sum in the calendar year immediately following the calendar year in which the Participant dies or becomes Disabled.
     (c) Notwithstanding the foregoing, with respect to Specified Date Deferral Elections, the Committee, in its sole discretion, is authorized to provide a Participant with the right to extend the deferral period originally elected by such Participant to a later Specified Date if the election change (i) does not take effect until at least twelve (12) months after the date on which the new Election Form is filed with the Committee, (ii) the payment with respect to such change in election is deferred for a period of not less than five (5) years after the original Specified Date such payment would otherwise have been made or would commence to be paid (except to the extent payable as a result of death or Disability), and (iii) the election change is made at least twelve (12) months prior to the date the payment(s) would otherwise have commenced. In the case of an ineffective change, benefits will be paid in accordance with the most recent valid Election Form. For purposes of any election changes, payments to be made in annual installments shall be treated as a single payment.
     (d) If the Participant did not make a valid election regarding the deferral period on the Election Form, the Participant shall be deemed to have elected that the deferred amounts, together with accumulated investment gains or losses thereon, be paid or commence to be paid as soon as practicable following the Participant’s Termination of Service.
5.6 Payment of Deferred Amounts. Participants may elect to receive payment of electively deferred amounts, together with accumulated investment gains or losses thereon, at the end of the deferral period in a single lump sum cash payment or in installments as detailed below.
     (a) Lump Sum Payment. Subject to Section 8.1 herein, such payment shall be made in a single lump sum as of the Specified Date or the Participant’s Termination of Service as specified by the Participant as the date for payment of deferred Compensation as described in Section 5.5 herein, or as soon thereafter as practicable, but in no event later than seventy (70) days following such date or event.
     (b) Installment Payments. Participants may elect payout in annual installments, with a minimum number of annual installments of two (2) and a maximum of ten (10). Subject to Section 8.1 herein, the initial annual payment shall be made as of the Specified Date or the Participant’s Termination of Service as specified by the Participant as the date for payment of deferred compensation as described in Section 5.5 herein, or as soon thereafter as practicable, but in no event later than seventy (70) days following such date or event. The remaining annual installment payments shall be made each year thereafter on or about the anniversary of the Specified Date or the Participant’s Termination of Service, as specified by the Participant as the date or event for commencement payment of deferred Compensation as described in Section 5.5 herein, until the Participant’s entire deferred compensation account has been paid. Investment gains and losses shall accrue on the deferred amounts in the Participant’s deferred compensation account, as provided in Section 10.2 of this Plan. The amount of each installment payment shall be equal to the balance remaining in the Participant’s deferred compensation account immediately prior to each such payment, multiplied by a fraction, the numerator of which is one (1), and the denominator of which is the number of annual installment payments remaining. An installment payment is treated as a single payment for purposes of Section 409A.
     (c) If the Participant did not make a valid election regarding the form of distribution on the Election Form, the Participant shall be deemed to have elected that the deferred amounts, together with accumulated investment gains or losses thereon, be paid at the end of the deferral period in a single lump sum cash payment.

5.7 Form of Payout. Distributions of the Participant Account balance not including the portion of the Participant Account balance allocated to the Company Stock Measurement Fund shall be paid to Participants in cash. The portion of the Participant Account balance allocated to the Company Stock Measurement Fund shall be paid to Participant’s in an equivalent number of shares of the Company’s common stock credited to the Participant’s Account. The source of shares of Company common stock distributed pursuant to this Plan shall be the Company’s 2005 Equity Incentive Plan and any successor equity incentive plan adopted by the Company. Any portion of the Participant Account balance designated to be distributed in shares of Company common stock, but which are not sufficient to purchase one whole share of Company common stock shall instead be paid to the Participant in cash.
Article 6. Discretionary Awards
6.1 Discretionary Deferred Cash Awards. The Committee may, at its discretion during any Year, contribute deferred cash awards to the Plan on behalf of designated Participants, subject to the applicable vesting requirements as provided under Section 6.3.
6.2 Deferred Period. With respect to each Year, the period of time during which each such discretionary cash award shall be deferred, and the form, manner and timing of payment, shall be as specified by the Committee in writing at the time of the grant of such deferred cash awards. Notwithstanding the foregoing, (i) in the case of the death or Disability of a Participant, the Participant’s benefits will be paid in a single lump payment, and such payment shall be made during the calendary year that immediately follows the calendar year within which the Participant’s death or Disability occurred (ii) in the event the Participant established the existence of an Unforeseeable Emergency, the Committee may in its sole discretion, accelerate the payment of the deferred cash award in accordance with Section 6.2 herein.
6.3 Vesting Requirements. The Committee at the time of granting a deferred cash award under this Article 6 may, in its sole discretion, impose vesting requirements with respect to such award pursuant to which all or a portion of such award may be forfeited under conditions specified by the Committee. Notwithstanding the imposition of vesting requirements with respect to any award, the entire amount of such award and any additions thereto pursuant to Section 10.2 shall become 100% vested and non-forfeitable in the following circumstances: (a) upon the occurrence of a Change in Control prior to the Participant’s Termination of Service; (b) upon the termination of employment of the Participant as a result of the Participant’s death; (c) upon the termination of employment of the Participant as a result of the Participant’s Disability; (d) upon the termination of employment of the Participant as a result of the Participant’s retirement under any retirement plan of the Company or a subsidiary of the Company; or (e) upon the termination of employment of the Participant which constitutes an involuntary termination of employment without cause. For purposes of clause (d) above, the Committee shall make the determination of the existence of “retirement” and such determination by the Committee shall be final. For purposes of clause (e) above, “cause” shall mean an act of dishonesty, moral turpitude or an intentional or grossly negligent act detrimental to the best interests of the Company or a subsidiary or affiliate of the Company. In addition, the Committee shall have the discretion to fully vest the deferred cash award of any Participant.
Article 7. Vesting
7.1 Vesting of Elective Cash Deferral Account. A Participant shall at all times be 100% vested in his or her Elective Cash Deferral Account.
7.2 Vesting of Non-Elective Account. A Participant shall vest in his or her Non-Elective Account as provided in Section 6.3

7.3 Vesting of RSU Account. A Participant shall vest in the shares of Company common stock credited to his or her RSU Account in accordance with the vesting schedule applicable to the particular RSU Award, which may vary among Participants and among RSU Awards. In the event of a Participant’s Termination of Service prior to the date on which all his or her RSU Awards have vested, the unvested portion of such RSU Awards shall be forfeited, and neither the Company nor the Plan shall be liable for the distribution of such shares to such Participant. Any shares credited to a Participant’s RSU Account which are forfeited by such Participant pursuant to the preceding sentence shall cease to be liabilities of the Company or the Plan and such shares shall be immediately debited from the Participant’s RSU Account.
Article 8. Distribution Rules.
8.1 Payments to Specified Employees Upon Termination of Service. Notwithstanding anything to the contrary set forth herein, with respect to distributions to a Specified Employee as a result of a Termination of Service, whether the distribution is made in the form of a lump sum or installments, the distribution shall not be made or the payments may not begin before the date which is six (6) months following the date of the Termination of Service, or, if earlier, the date of death of the Specified Employee. Any amounts otherwise payable during the six (6) month period following the Termination of Service will accrue and be paid out as soon as administratively practicable following the (6) month delay period. Any installment payments otherwise payable after the six (6) month delay period following the Termination of Service will continue to be paid out in accordance with the original payment schedule.
8.2 Unforeseeable Emergency Distributions. In the event that a Participant suffers an Unforeseeable Emergency, the Participant shall be permitted to withdraw from his or her deferred compensation account, including, at the sole discretion of the Committee, the amount of any vested Discretionary Awards which have become part of the deferred compensation account, an amount equal to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution). The Participant must first submit a written withdrawal request to the Committee explaining the nature of the Unforeseeable Emergency and the amount required to meet the need. The Participant will be required to certify that the need cannot be reasonably met from other sources (not taking into account amounts available under any qualified employer plan, or amounts available from another nonqualified deferred compensation plan due to an Unforeseeable Emergency). If a Participant qualifies for an Unforeseeable Emergency distribution under this Section 8.2 or has received a hardship distribution pursuant to Treasury Regulation section 1.401(k)-1(d)(3) (or its successor), the Participant may cancel his deferral election with regard to Compensation to be earned in the remainder of the Year. Any later deferral election will be subject to the provisions under Section 409A of the Code governing initial deferral elections. Whether a Participant is faced with an Unforeseeable Emergency shall be determined by the Committee on the relevant facts and circumstances of each case, but, in any case, a distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not cause severe financial hardship), or by cessation of deferrals under the Plan. Investment gains and losses will be credited in accordance with Article 10 up to the date of distribution.
8.3 Delay of Distributions to Preserve Section 162(m) Deduction. Notwithstanding anything to the contrary set forth herein, distributions under this Plan shall be made to the maximum extent allowable under the Participant’s deferral election, except that no distribution shall be made to the extent that the receipt of such distribution, when combined with the receipt of all other “applicable employee remuneration” (as defined in Section 162(m)(4) of the Code) is reasonably anticipated to cause any remuneration received by the Participant to be nondeductible by the Company under Section 162(m)(1) of the Code. The commencement date of the lump sum payment or annual installment period (whichever is applicable) shall be automatically extended, when necessary to satisfy the requirements of this subsection, until the earliest date at which the Committee reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Section 162(m) of the Code.
8.4 No Discretionary Distributions. Except as expressly provided herein, the Committee shall not exercise discretion with respect to the timing or form of distributions from the Plan, but shall make distributions at the time and in the form elected by the Participant on the Election Form or as otherwise specified in the Plan. Notwithstanding anything to the contrary set forth herein, the Committee retains the right, in its sole discretion, to delay or accelerate distributions under the Plan to the extent permitted by Section 409A.
Article 9. Acceleration of Payments.
     Payments under the Plan may be accelerated only upon the occurrence of an event specified in this Article 9 or in Section 8.2 herein.
9.1 Domestic Relations Order. A payment can be accelerated if such payment is made to an alternate payee pursuant to and following the receipt and qualification of a domestic relations order as defined in Section 414(p) of the Code.
9.2 Compliance with Ethics Agreements and Legal Requirements. A payment may be accelerated as may be necessary to comply with ethics agreements with the Federal government or as may be reasonably necessary to avoid the violation of Federal, state, local or foreign ethics law or conflicts of interest law, in accordance with the requirements of Section 409A.
9.3 De Minimis Amounts. A payment may be accelerated if (i) the amount of the payment is not greater than the applicable dollar amount under Section 402(g)(1)(B) of the Code, (ii) at the time the payment is made the amount constitutes the Participant’s entire interest under the Plan and all other Account Balance Plans.
9.4 Federal Insurance Contributions Act. A payment may be accelerated to the extent required to pay the Federal Insurance Contributions Act tax imposed under Sections 3101, 3121(a) and 3121(v)(2) of the Code with respect to Compensation deferred under the Plan (the “FICA Amount”). Additionally, a payment can be accelerated to pay the income tax on wages imposed under Section 3401 of the Code on the FICA Amount and to pay the additional income tax at source on wages attributable to the pyramiding Section 3401 wages and taxes. The total payment under this Section 9.4 may not exceed the aggregate of the FICA Amount and the income tax withholding related to the FICA Amount.
9.5 Section 409A Additional Tax. A payment may be accelerated to the extent required to pay any income tax imposed under Section 409A of the Code (the “Section 409A Amount”) if at any time the Participant’s deferred compensation arrangement under this Plan fails to meet the requirements of Section 409A. The total payment under this Section 9.5 may not exceed the Section 409A Amount.
9.6 Corporate Events. A payment may be accelerated in the Committee’s discretion in connection with any of the following events, in accordance with the requirements of Section 409A (i) a corporate dissolution taxed under Section 331 of the Code, (ii) with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A); (iii) in connection with a change in control event, as defined under Section 409A; (iv) the termination and liquidation of the Plan and all other Account Balance Plans; and (v) such other events and conditions as permitted by Section 409A.

9.7 Offset. A payment may be accelerated in the Committee’s discretion as satisfaction of a debt of the Participant to the Company, where such debt is incurred in the ordinary course of the service relationship between the Participant and the Company, the entire amount of the reduction in any of the Company’s taxable years does not exceed $5,000, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.
Article 10. Deferred Compensation Accounts
10.1 Participant Accounts. The Company shall establish and maintain the Participant Accounts. Each Participant Account shall have subaccounts for the Elective Cash Deferral Account, RSU Account, and the Non-Elective Account.
10.2 Investment Gains and Losses. The Participant’s Elective Cash Deferral Account and the Participant’s Non-Elective Account shall be credited with investment gains and losses commencing on the date the Elective Cash Deferral Account or the Non-Elective Account first have a positive balance. The investment gains and losses shall be based on the performance of the hypothetical investments described in Section 10.3 made available by the Committee from time to time, as selected by the Participant in accordance with the rules of Section 10.4. The value of the deferred compensation benefits paid under this Plan shall depend on the investment gains and losses credited to the Elective Cash Deferral Account or the Non-Elective Account, based on the Participant’s selections from among the hypothetical investment alternatives. There shall be no guaranteed rate of return on the Elective Cash Deferral Account or the Non-Elective Account under this Plan. Nothing contained herein shall require the Company to invest the deferred amounts in any actual investments. Investment gains and losses credited on deferred amounts shall be paid out to Participants at the same time and in the same manner as the underlying vested deferred amounts.
10.3 Hypothetical Investment Choices. The Committee from time to time may make available any or all of the following hypothetical investments for Participant Elective Cash Deferral Accounts and Non-Elective Accounts:
     (a) Interest-Bearing Cash Account. A Participant’s Elective Cash Deferral Account or Non-Elective Account, as the case may be, shall be credited daily with interest at the rate selected by the Committee and announced to Participants from time to time.
     (b) Phantom Investment Alternatives. Each “Phantom Investment Alternative” is a phantom investment opportunity based on mutual fund or quoted benchmark such as the NASDAQ Combined Composite Index or the S&P 500 Index. The Committee will name the investment choices available under the Phantom Investment Alternatives from time to time. The portion of a Participant’s Elective Cash Deferral Account or the Participant’s Non-Elective Account, as the case may be, allocated to the Phantom Investment Alternatives will be credited with investment gains and losses based on the investment performance as periodically reported by the proxy mutual funds or quoted benchmarks using unit accounting as if the Participant’s deferred amounts had been invested in those portfolios. The accounting for additions to Phantom Investment Alternatives or redemptions therefrom shall be similarly based on unit accounting as of the date of the transaction.
10.4 Selection and Reallocation of Hypothetical Investment Choices. Investment choices may be made or changed in accordance with the following rules:
     (a) A Participant shall designate on his Election Form the percentage of each deferred amount of Compensation, which shall be allocated to each available hypothetical investment choice. If the Participant does not elect a hypothetical investment choice for all or a portion of the Participant’s

Account, such portion of the Participant’s Account shall be credited with investment gains and losses in accordance with Section 10.3(a).
     (b) The Participant may request a change in the allocation of previously deferred portions of his Elective Cash Deferral Account or Non-Elective Account, as the case may be, among the various investment alternatives. Such changes may be made in accordance with rules established by the Committee, and generally may be made daily and to become effective at the close of the market (NASDAQ) on such day. The Participant may also change the allocation, which shall apply to any new elective deferral amounts and deferred cash awards under the same rules.
10.5 Company Stock Measurement Fund. Notwithstanding any other provision of this Plan to the contrary, the Company Stock Measurement Fund is not an available investment choice for either the Elective Cash Deferral Account or Non-Elective Account portions of the Participant Accounts. Each time a Participant timely elects to defer an RSU Award in accordance with Section 4.5, an equivalent number of shares of Company common stock subject to such RSU Award shall be credited to the Participant’s RSU Account. Notwithstanding any other provision of this Plan to the contrary, RSU Accounts shall be automatically allocated to the Company Stock Measurement Fund and may not be allocated to any other Measurement Fund.
10.6 Amounts Invested in the Company Stock Measurement Fund. With respect to the RSU Account deemed invested in the Company Stock Measurement Fund, a number of shares of Company common stock with a fair market value not greater than the value of the Participant’s RSU Account shall be credited to the Participant’s RSU Account; provided however that in no event will a fractional number of shares of Company common stock be allocated to the Participant’s RSU Account. In the event that any amount allocated to the Company Stock Measurement Fund is less than the fair market value of one whole share of Company common stock, such amount will instead be allocated to the default hypothetical Measurement Fund available under Section 10.3 that is designated by the Committee.
10.7 Change In Company Shares. If the outstanding shares of Company common stock are hereafter changed into or exchanged for a different number or kind of shares or other securities of the Company, or of another company, by reason of a dividend, distribution, stock split, reverse stock split, stock dividend, combination or reclassification of the Company common stock, reorganization, merger, consolidation, split-up, repurchase, liquidation, dissolution, sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, exchange of common stock or other securities of the Company, or other similar corporate transaction or event, such that the Committee determines affects the Company’s common stock such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits intended to be made available under the Plan, the Committee shall make an appropriate and equitable adjustment to the number of shares credited to the RSU Accounts. Any such adjustment made by the Committee shall be final and binding upon a Participant, the Company and all other interested persons.
10.8 Charges Against Accounts. There shall be charged against each Participant’s deferred compensation account any payments made to the Participant or to his or her beneficiary, expenses and investment losses allocable to the Participant’s account, and forfeitures of any unvested amounts at termination of employment.
Article 11. Rights of Participants
11.1 Contractual Obligation. The Plan shall create a contractual obligation on the part of the Company to make payments from the Participant Accounts when due. Payment of Participant Account balances shall be made out of the general funds of the Company.

11.2 Unsecured Interest. No Participant or party claiming an interest in amounts deferred by or on behalf of a Participant, including any investment gains or losses thereon, shall have any interest whatsoever in any specific asset of the Company. Any and all investments remain the property of the Company. To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company. It is the intention of the Company that this Plan and the trust referenced in Section 11.3 below be unfunded for purposes of the Code and for purposes of Title I of ERISA.
11.3 Authorization for Trust. The Company may, but shall not be required to, establish one or more trusts, with such trustee as the Committee may approve, for the purpose of providing for the payment of vested deferred amounts. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors. To the extent any amounts deferred under the Plan are actually paid from any such trust, the Company shall have no further obligation with respect thereto, but to the extent not so paid, such vested deferred amounts shall remain the obligation of, and shall be paid by, the Company.
11.4 Employment. Nothing in the Plan shall interfere with nor limit in any way the right of the Company to terminate any Participant’s employment at any time, or confer upon any Participant any right to continue in the employ of the Company, its subsidiaries or affiliates.
11.5 Ownership of Life Insurance Policies. The Company may, but is not obligated to, purchase life insurance policies to assist it in meeting it obligation to pay benefits under the Plan. The Company will retain all incidents of ownership in such policies. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Company shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Company has applied for insurance. As a condition of participation in the Plan, the Participant shall agree that the Company, at its expense, is permitted to purchase life insurance on the life of the Participant.
11.6 Satisfaction of Claims. Any payment to a Participant or the Participant’s beneficiary in accordance with the provisions of this Plan shall to the extent thereof, be in full satisfaction of all claims for benefits under this Plan against the Committee and the Company.
Article 12. Withholding of Taxes
     All awards under the Plan are subject to withholding of all applicable taxes. There shall be deducted from each payment made under this Plan or any other compensation payable by the Company to the Participant (or his or her beneficiary) all taxes which are required to be withheld by the Company in respect to such payment under this Plan. The Company shall have the right to reduce any payment (or any other compensation) by the amount of cash sufficient to provide the amount of said taxes.
     For each Plan Year in which a deferral amount is being contributed to the Plan, the Company shall withhold from that portion of the Participant’s Salary, Bonus or other Compensation that is not being deferred, in a manner determined by the Company, the Participant’s share of FICA and other employment taxes on such deferral amount. If necessary, the Company may reduce the deferral amount in order to comply with this Section.
     When a Participant becomes vested in a portion of his or her RSU Award, the Company shall withhold from the Participant’s Salary, Bonus or other Compensation that is not deferred, in a manner determined by the Company, the Participant’s share of FICA and other employment taxes. If necessary, the Company may reduce the Participant’s Elective Cash Deferral Amount in order to comply with this Section.
     By electing to make a deferral under this Plan, the Participant authorizes any required withholding from, at the Company’s election, distributions and any other amounts payable to the Participant, and the Participant otherwise agrees to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company, if any, which arise in connection with deferrals to, and payments from, this Plan. Unless the tax withholding obligations of the Company and its subsidiaries are satisfied, the Company shall have no obligation to make distributions under this Plan. The Committee, in its discretion, and subject to such requirements as the Committee may impose prior to the occurrence of such withholding, may permit such withholding obligations to be satisfied through cash payment by the Participant.
     Additionally, for distributions of the RSU Account, the tax withholding obligation may be satisfied by a reduction in the number of shares of Company common stock issued to the Participant, but only if such reduction in shares is approved by the Board or its Compensation Committee. Furthermore, for distributions of the RSU Account, the Committee, in its discretion, and subject to such requirements as it may impose, may permit the tax withholding obligation to be satisfied pursuant to a “same-day sale” procedure under a Regulation T Program conducted with the assistance of a brokerage firm.
Article 13. Securities Laws Compliance
13.1 Designation of Participants. Notwithstanding anything to the contrary set forth herein, with respect to any employee who is then subject to Section 16 of the Exchange Act, only the Board or its Compensation Committee may designate such individual as eligible to participate in the Plan.
13.2 Action by Committee. With respect to any Participant who is then subject to Section 16 of the Exchange Act, notwithstanding anything to the contrary set forth herein, any function of the Committee under the Plan relating to such Participant shall be performed solely by the Board or its Compensation Committee, if and to the extent required to ensure the availability of an exemption under Section 16 of the Exchange Act for any transaction relating to such Participant under the Plan.
13.3 Compliance with Section 16. Notwithstanding any other provision of the Plan or any rule, instruction, election form or other form, the Plan and any such rule, instruction or form shall be subject to any additional conditions or limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, such provision, rule, instruction or form shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
Article 14. Amendment and Termination
     This Plan may be amended at any time and in any respect by the Company, provided that the Company may not unilaterally reduce the balance of any individual’s account without his/her consent. Notwithstanding any provision of the Plan to the contrary, in the event that the Company determines that any provision of the Plan may cause amounts deferred under the Plan to become immediately taxable to any participating employee under Section 409A, the Company may (i) adopt such amendments to the Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines necessary or appropriate to preserve the intended tax treatment of the Plan benefits provided by the Plan and/or (ii) take such other actions as the Company determines necessary or appropriate to comply with the requirements of Section 409A.

     The Plan may be frozen at any time by the Company. In the event that the Plan is frozen, benefits shall be held in the Plan and paid out in accordance with the terms of the Plan.
     The Plan may be terminated and liquidated at any time by the Company, provided that, to the extent required by Section 409A (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company; (ii) all other Account Balance Plans are terminated with respect to all Participants, (iii) no Participant Account balances are paid, other than those otherwise payable under the terms of the Plan absent a termination of the Plan, within 12 months of the termination of the Plan, (iv) all Participant Account balances are paid within 24 months of the termination of the Plan, and (v) the Company does not adopt another Account Balance Plan with respect to the Plan’s Participants at any time for a period of three years following the date of termination of the Plan.
     The Committee may determine that a Participant who has not had a Termination of Service shall no longer be eligible to participate in the Plan. If the Committee terminates a Participant’s eligibility to participate in the Plan prior to the Participant’s Termination of Service, then the Participant’s Account balance, if any, shall remain in the Plan and will be paid out in accordance with the terms of this Plan and the applicable deferral election.
Article 15. Miscellaneous
15.1 Notice. Any notice or filing required or permitted to be given to the Company under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail to the Senior Vice President — Human Resources at the principal office of the Company at 935 First Avenue, King of Prussia, PA 19406. Notice mailed to a Participant shall be at such address as is given in the records of the Company. Notices shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
15.2 Nontransferability. Participant’s rights to deferred amounts, contributions, and investment gains and losses credited thereon under the Plan may not be sold, transferred, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Except pursuant to Section 9.1, in no event shall the Company make any payment under the Plan to any assignee or creditor of a Participant.
15.3 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
15.4 Costs of the Plan. Except as determined by the Committee, all costs of implementing and administering the Plan shall be borne by the Company.
15.5 Furnishing Information. A Participant or his or her beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.
15.6 Status under ERISA. The Plan is intended to be an unfunded “top hat” plan which is maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of ERISA, and to therefore be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

15.7 Applicable Law. The Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.
15.8 Successors. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
15.9 Scrivener’s Error. Notwithstanding any other provision of this Plan to the contrary, if there is a scrivener’s error in properly transcribing this Plan document, it shall not be a violation of the Plan terms to operate the Plan in accordance with its proper provisions, rather than in accordance with the terms of the Plan document, pending correction of the Plan document through an amendment. In addition, any provisions of the Plan document improperly added as a result of scrivener’s error shall be considered null and void as of the date such error occurred.
15.10 Compliance with Section 409A. This Plan is intended to comply with the requirements of Section 409A. The Committee shall interpret the Plan provisions in a manner consistent with the requirements of Section 409A. To the extent one or more provisions of this Plan do not comply with Section 409A, such provision shall be automatically and immediately voided, and shall be amended as soon as administratively feasible and shall be administered to so comply.
15.11 Disclaimer. It is the parties intention that this arrangement comply with the provisions of Section 409A. Notwithstanding the foregoing or anything else to the contrary in the Plan, the Company shall have no liability to any Participant should any provision of the Plan fail to satisfy Section 409A.

Appendix A
Claims Procedures
The following claims procedures shall apply for all benefits payable under the Plan except for Disability benefits. The claims procedures applicable to Disability benefits are set forth on Appendix B.
          (a) Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative).
          (b) Adverse Benefit Determination. In the event that any application for benefits receives an Adverse Benefit Determination, as defined in Appendix B, the Plan Administrator must provide the applicant with written or electronic notice of the Adverse Benefit Determination, and of the applicant’s right to review the Adverse Benefit Determination. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of Adverse Benefit Determination will be set forth in a manner designed to be understood by the applicant and will include the following:
               (i) the specific reason or reasons for the Adverse Benefit Determination;
               (ii) references to the specific Plan provisions upon which the Adverse Benefit Determination is based;
               (iii) a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and
               (iv) an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following an Adverse Benefit Determination on review of the claim, as described below.
This notice of an Adverse Benefit Determination will be given to the applicant within a reasonable period of time, but not later than ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time; in which case the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.
This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.
          (c) Request for a Review. Any person (or that person’s representative) for whom there is an Adverse Benefit Determination may appeal the Adverse Benefit Determination by submitting a request for a review to the Plan Administrator within sixty (60) days after the date of the Adverse Benefit Determination. A request for a review shall be in writing and shall be addressed to the Plan Administrator.
A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant

1

to submit) written comments, documents, records and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, the Relevant Records, as defined in Appendix B. The review shall take into account all Relevant Records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
          (d) Decision on Review. The Plan Administrator will act on each request for review within a reasonable period of time, but not later than sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. If the extension of review is due to the applicant’s failure to submit information necessary to decide a claim, the period for making the decision on review shall be tolled from the date on which the notification of the extension is sent to the application until the date on which the applicant responds to the request for additional information.
          (e) Denial of Appeal. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event of an Adverse Benefit Determination by the Plan Administrator that confirms the original Adverse Benefit Determination, the notice will set forth, in a manner calculated to be understood by the applicant, the following:
               (i) the specific reason or reasons for the Adverse Benefit Determination;
               (ii) references to the specific Plan provisions upon which the Adverse Benefit Determination is based;
               (iii) a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all Relevant Records; and
               (iv) a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.
          (f) Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.
          (g) Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described above, and (iv) has been notified in writing that the Plan Administrator has denied the appeal.

2

Appendix B
Disability Claims Procedures
The following claim procedures shall apply only for Disability benefits payable under the Plan. An Authorized Representative may act on a Claimant’s behalf in pursuing a benefit claim or appeal of an Adverse Benefit Determination.
     1. Definitions.
          A. “Adverse Benefit Determination” means any of the following:
               (ii) a denial, reduction, or termination of a benefit by the Plan, or a failure of the Plan to provide or make payment (in whole or in part) for a benefit; and
               (iii) a denial, reduction, or termination of a benefit by the Plan, or a failure of the Plan to provide or make payment (in whole or in part) for a benefit resulting from the application of any utilization review.
          B. “Authorized Representative” means an individual who is authorized to represent a Claimant with respect to any claims or appeals filed pursuant to these procedures. Whether an individual is an Authorized Representative will be determined by the Plan Administrator in accordance with reasonable procedures established by the Plan.
          C. “Claimant” means a Participant or his or her beneficiary who has submitted a claim for benefits in accordance with these claims procedures.
          D. "Disability Claim” means a claim for benefits under the Plan for which the claimant must show disability and the Plan Administrator must find make a determination of disability in order for the Claimant to receive benefits.
          E. “Health Care Professional” means a physician or other health care professional who is licensed, accredited, or certified to perform specified health services consistent with applicable state law.
          F. “Relevant Records” means any document, record, or other information that:
               (i) the Plan Administrator relied upon in making a benefit determination for the Claimant’s claim;
               (ii) was submitted, considered, or generated in the course of making the benefit determination for a claim, without regard to whether such document, record, or other information was relied upon in making the benefit determination;
               (iii) demonstrates compliance with the administrative processes and safeguards required pursuant to Department of Labor Regulations in making the benefit determination for a claim; or

               (iv) constitutes a statement of policy or guidance with respect to the Plan concerning the denied treatment option or benefit for a Claimant’s diagnosis, without regard to whether such advice or statement was relied upon in making the benefit determination.
     2. Claims Procedure- Disability Claims. In the case of a Disability Claim, the Plan Administrator will notify the Claimant of the Plan’s Adverse Benefit Determination within a reasonable time, but not later than forty-five (45) days after the Plan receives the claim. The Plan may extend this period for up to thirty (30) days, provided that the Plan Administrator both (i) determines that such an extension is necessary due to matters beyond the control of the Plan, and (ii) notifies the Claimant, prior to the expiration of the initial forty-five (45) day period, of the circumstances requiring the extension of time and the date by which the Plan expects to make a decision.
          If, prior to the end of the first thirty (30) day extension period, the Plan Administrator determines that, due to matters beyond the control of the Plan, a decision cannot be rendered within the first thirty (30) day extension period, the period for making a determination may be extended for an additional thirty (30) days. Such additional extension is permitted only if (i) the Plan Administrator notifies the Claimant, prior to the end of the first thirty (30) day extension, of the circumstances requiring the second thirty (30) day extension and (ii) the Plan Administrator notifies the Claimant of the date the Plan expects to render the decision.
          Any notice of extension will explain the standards on which the Claimant’s entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve these issues. A Claimant will be given at least forty-five (45) days to provide the requested information.
     3. Calculating Time Periods For Claims Procedure. The time within which a benefit determination is required to be made will begin at the time a claim is filed in accordance with these procedures, without regard to whether all the information necessary to make a benefit determination accompanies the filing. In the event that the time within which a benefit determination is required to be made is extended due to the Claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination will be suspended from the date on which the Plan Administrator sends the notification of extension to the Claimant until the date on which the Claimant responds to the request for additional information.
     4. Notice of Benefit Determination. The Plan Administrator will provide the Claimant with written or electronic notification of any Adverse Benefit Determination. If the notice of an Adverse Benefit Determination is provided electronically, such notice will comply with the standards imposed by the Department of Labor Regulations.
          Any notice of Adverse Benefit Determination will set forth, in a manner calculated to be understood by the Claimant:
          A. the specific reason or reasons for the Adverse Benefit Determination;
          B. references to the specific Plan provisions on which the Adverse Benefit Determination is based;
          C. a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary;

          D. a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an Adverse Benefit Determination on review; and
          E. if an internal rule, guideline, protocol, or other similar criterion was relied upon in making the Adverse Benefit Determination, either (i) the specific rule, guideline, protocol, or other similar criterion, or (ii) a statement that such a rule, guideline, protocol, or other similar criterion was relied upon in making the Adverse Benefit Determination and that a copy of such rule, guideline, protocol, or other criterion will be provided free of charge to the Claimant upon request.
     5. Review Procedure. If the Claimant receives an Adverse Benefit Determination, the Claimant may appeal the Adverse Benefit Determination within one hundred eighty (180) days after the Claimant’s receipt of the notice of Adverse Benefit Determination. The Claimant must make any appeal in writing. The appeal must be addressed to the Review Panel of the Plan Administrator.
          During the one hundred eighty (180) day period, the Claimant may:
          A. submit written comments, documents, records, and other information relating to the claim for benefits; and
          B. request and receive, free of charge, reasonable access to, and copies of, all Relevant Records.
          The Review Panel shall consist of one or more individuals who are neither the individuals who made the initial Adverse Benefit Determination, nor the subordinate of any of such individuals. The review of the Claimant’s appeal will not give deference to the initial Adverse Benefit Determination. The review will take into account all comments, documents, records, and other information that the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
          In deciding the appeal of an Adverse Benefit Determination that is based in whole or in part on a medical judgment, the Review Panel will consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment. Such health care professional must be an individual who is neither the individual who was consulted in connection with the initial Adverse Benefit Determination, nor the subordinate of such individual.
          The Review Panel will provide the Claimant with the identification of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the Claimant’s Adverse Benefit Determination, without regard to whether the advice was relied upon in making the benefit determination.
     6. Timing of Notice of Benefit Determination on Review. In the case of a Disability Claim, the Plan Administrator will notify the Claimant of the Plan’s benefit determination on review within a reasonable period, but not later than forty-five (45) days after the Plan receives the Claimant’s request for review of an Adverse Benefit Determination. The Plan Administrator may extend this period for up to an additional forty-five (45) days if the Plan Administrator determines that special circumstances exist, such as the need to hold a hearing.
          If the Plan Administrator determines that an extension is required, the Plan Administrator will provide the Claimant written notice of the extension before the end of the initial forty-five (45) day period. The extension notice will describe the special circumstances requiring the extension and the date by which the Plan expects to make a decision on the Claimant’s appeal.
     7. Calculating Time Periods for Review Procedure. The period of time within which a benefit determination on review is required to be made shall begin at the time an appeal is filed in accordance with subsection (e), without regard to whether all the information necessary to make a benefit determination on review accompanies the filing.
     8. Notice of Benefit Determination on Review. The Plan Administrator will provide the Claimant with written or electronic notification of the Plan’s benefit determination on review. Any electronic notification shall comply with the Department of Labor Regulations.
          In the case of an Adverse Benefit Determination, the notification will set forth, in a manner calculated to be understood by the Claimant:
          A. the specific reason or reasons for the Adverse Benefit Determination;
          B. reference to the specific Plan provisions on which the benefit determination is based;
          C. a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all Relevant Records;
          D. a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA; and
          E. if an internal rule, guideline, protocol, or other similar criterion was relied upon in making the Adverse Benefit Determination, either the specific rule, guideline, protocol, or other similar criterion, or a statement that such rule, guideline, protocol, or other similar criterion was relied upon in making the Adverse Benefit Determination and that a copy of the rule, guideline, protocol, or other similar criterion will be provided free of charge to the Claimant upon request.
     9. Administration. The Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.
     10. Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the Claimant (i) has submitted a written application for benefits in accordance with the procedures described above, (ii) has been notified by the Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described above, and (iv) has been notified in writing that the Administrator has denied the appeal.